Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Transition Agreement”) is entered into by and between Alector, LLC (“Alector” or the “Company”) and Shehnaaz Suliman (“you” or “your”). The term “Party” or “Parties” as used herein shall refer to you, the Company, or both, as may be appropriate.

1.     Separation Date. Your expected last day of employment with the Company is December 31, 2021, or a later date as mutually agreed upon and confirmed in writing by the Parties (the “Separation Date”). Between September 7, 2021 and the Separation Date (the “Transition Period”), you will remain an at-will employee of the Company; provided, however, that in the event your employment is terminated by the Company without Cause (as defined below) prior to December 31, 2021, you will, nonetheless, continue to receive the same Base Salary and benefits (as described in Sections 2 and 3 below) through December 31, 2021 and, in addition, will remain eligible to receive the same separation benefits in exchange for your execution of the Separation Agreement and Release (as described in Section 5 below). As used herein, “Cause” means any of the following, as determined in good faith by the Company’s Chief Executive Officer: (a) your inditement, conviction or guilty plea (including a plea of nolo contender) to a felony or any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust, embezzlement, conversion, or similar acts, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (b) your continued refusal to follow any lawful, good faith material instructions from the Board or the Company after written notice from the Company and a reasonable opportunity to cure; (c) your willful act of material misappropriation, embezzlement, fraud or other willful, gross misconduct in the performance of your duties; (d) your use or abuse, of illegal drugs or alcohol that materially impairs your ability to perform your duties to the Company; or (e) your willful misconduct or grossly negligent violation of any material written rules, regulations, policies or procedures of the Company that have been made available to you in writing (including, without limitation, Exhibit A hereto) or any material law applicable to your work for the Company after written notice from the Company and, if curable, a reasonable opportunity to cure.

2.    Compensation. During the Transition Period, you will continue to be paid your regular salary (i.e., $500,000 annually, less applicable taxes and deductions) (“Base Salary”) in accordance with the Company’s regular payroll practices.

3.    Benefits. During the Transition Period, you will remain eligible for coverage under the Company’s benefit plans and arrangements, subject to all terms and conditions (including eligibility requirements) of such plans and arrangements. Notwithstanding the foregoing, your health insurance coverage will remain the same during your Transition Period. In addition, your Indemnification Agreement with the Company, dated as of December 9, 2019 (“Indemnification Agreement”), attached as Exhibit B will remain in full force and effect both during the Transition Period and thereafter in accordance with its existing terms. In addition, the Company will continue to maintain, at its sole expense, director and officer liability insurance covering you, to the same extent as the most favorably-insured persons under such policy or policies, both during the Transition Period and for so long thereafter as you may reasonably be subject to any claim, covering any acts or omissions in your capacity as an officer of the Company or any of its affiliates.

Such rights are in addition to, and exclusive of, any rights you may have to indemnification, insurance coverage, or exculpation under the Company’s Bylaws, Articles of Incorporation or other organizing documents or as otherwise provided by applicable law.

4.    Voluntary Resignation. The Company will issue a public statement announcing your departure shortly after this Transition Agreement becomes effective, in accordance with the U.S. Securities and Exchange Commission Rules. The substance of the statement will advise the employees and the public that you are resigning from employment with the Company and the contents will be mutually agreed between you and the Company prior to any internal or external disclosure.

5.    Separation Benefits. The Company will provide you with separation benefits in exchange for executing a standard release agreement (the “Separation Agreement and Release”). The Separation Agreement and Release will be separately set forth in writing. The Separation Agreement and Release is separate and distinct from this Transition Agreement and will be agreed to and signed at a later date. To be eligible for the separation benefits set forth in the Separation Agreement and Release, you must sign and return the Separation Agreement and Release on or within 21 days after your Separation Date and allow it to become effective.

6.    No Actions or Claims. You represent that you do not currently have pending in your name any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court. You represent that you have been paid all wages due and owing through the date you sign this Transition Agreement, and that you have been provided all leave requested.

7.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Transition Agreement or the Separation Agreement and Release, you are not entitled to and will not receive, in connection with your separation of employment with the Company, any additional compensation, benefits or severance.

8.    Expense Reimbursement. During the Transition Period, you agree to obtain advanced, written authorization from the Chief Executive Officer of Alector prior to incurring any travel or business-related expenses that exceed $1,000.00. You agree that on a date that is at least ten (10) days prior to your Separation Date you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred on behalf of the Company, if any, for which you seek reimbursement, along with applicable receipts. The Company will reimburse you for your business expenses pursuant to its regular business practice.

9.    Confidentiality. You acknowledge and agree that nothing in this Transition Agreement in any way alters your post-employment obligations under the attached “At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement” signed by you on December 5, 2019 (attached as Exhibit A); provided, however, that for the avoidance of doubt, nothing in Exhibit A or any other agreement between the Parties prohibits use of general recruiting advertisements or search firm services which are not targeted at any specific employee, consultant or independent contractor of Company.

10.    Entire Agreement and Law Governing Agreement. This Transition Agreement along with the exhibits represent the entire agreement between both Parties related to your transition from employment with the Company. No changes, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in writing signed by both Parties. Each party to this Transition Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship between the Parties have been made by any party, or anyone acting on behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this Transition Agreement shall be valid or binding. This Transition Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of law rules.

11.    Return of Company Property. At the expiration of the Transition Period, you agree to return all of Alector’s documents and property in your possession including, but without limitation, all Electronic Media Systems and Electronic Media Equipment as defined in Exhibit A, including any and all computers, laptops, computer/laptop accessories, external storage devices, thumb drives, mobile devices (including but not limited to smart phones, tablets and e-readers), telephone equipment, and other electronic media devices. You also acknowledge your agreement under Exhibit A that anything you created or worked on for the Company while working for the Company belongs solely to the Company and you have not and will not remove or retain such property, including but not limited to notes, reports, files, memoranda, or records. Likewise, you confirm your agreement herein that you will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in Company Electronic Media Equipment before you return the information to the Company. You also affirm that you will return all cardkey/badge passes, door and file keys, safe combinations, computer access codes, disks and instructional or personnel manuals, and other physical or personal property that you received or prepared or helped to prepare in connection with your employment with Alector (“Company Property”).

12.    Confidential Information. You acknowledge and agree that in the course of your employment with Alector, you have acquired: (i) confidential information including without limitation information received by the Company from third-parties, under confidential conditions; (ii) other technical, product, business, financial, or development information from the Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company; or (iii) any other proprietary information or data, including but not limited to client lists, which you may have acquired during your employment, including all Company Property or Company Confidential Information as defined in Exhibit A (hereafter collectively referred to as “Company Information”). You understand and agree that such Company Information was disclosed to you in confidence and for use only by Alector. You understand and agree that you: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third-party, and (iii) will not make use of Company Information on your own behalf, or on behalf of any third-party. In view of the nature of your employment and the nature of Company Information you received during the course of your employment, you agree that any unauthorized disclosure to third-parties of Company Information or other violation, or threatened violation, of this Transition Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to Alector and that, therefore, Alector, and each person constituting Alector hereunder, shall be entitled to seek an injunction prohibiting you from any such disclosure, attempted disclosure, violation, or threatened violation. Notwithstanding the above or any provisions in Exhibit A, nothing prohibits you from providing truthful testimony or otherwise responding accurately and fully to any question, inquiry or request for information or disclosure of documents when required by legal process, subpoena, notice, court order or law (including, without limitation, in any criminal, civil, or regulatory proceeding or investigation), or as necessary in any legal dispute with the Company.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Transition Agreement as of the date set forth below:

Executed on September 3, 2021		/s/ Shehnaaz Suliman
Shehnaaz Suliman

ALECTOR, LLC

Executed on September 7, 2021	By:	/s/ Clare Hunt
Clare Hunt
Head of People

Attachments:

Exhibit A: At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and attached exhibits

Exhibit B: Indemnification Agreement

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